NEWS RELEASE

For Release:    Immediately

Contact:    James Brunk, Chief Financial Officer
        (706) 624-2239

MOHAWK INDUSTRIES REPORTS Q3 RESULTS

Calhoun, Georgia, October 24, 2024 — Mohawk Industries, Inc. (NYSE: MHK) today announced third quarter 2024 net earnings of $162 million and earnings per share (“EPS”) of $2.55; adjusted net earnings were $184 million, and adjusted EPS was $2.90. Net sales for the third quarter of 2024 were $2.7 billion, a decrease of 1.7% as reported and 2.1% on an adjusted basis versus the prior year. During the third quarter of 2023, the Company reported net sales of $2.8 billion, a net loss of $760 million and a loss per share of $11.94; adjusted net earnings were $174 million, and adjusted EPS was $2.72. The Company’s prior-year earnings were impacted by non-cash impairment charges of $876 million in the third quarter of 2023.
For the nine months ended September 28, 2024, net earnings and EPS were $425 million and $6.66, respectively; adjusted net earnings were $494 million, and adjusted EPS was $7.75. Net sales for the first nine months of 2024 were $8.2 billion, a decrease of 3.8% as reported and 4.0% on an adjusted basis versus the prior year. For the nine months ended September 30, 2023, the Company reported net sales of $8.5 billion, a net loss of $579 million and a loss per share of $9.10; adjusted net earnings were $462 million, and adjusted EPS was $7.23.
Commenting on the Company’s third quarter results, Chairman and CEO Jeff Lorberbaum stated, “We delivered a solid performance in soft market conditions, which reflects the positive impact of our sales initiatives, productivity and restructuring actions as well as lower input costs, partially offset by pricing and mix pressure. Due to our increased earnings and management of working capital, we generated free cash flow of $204 million in the quarter, for a total of $443 million year to date. This year, we are investing approximately $450 million in capital projects focused on growth, reducing costs and asset maintenance.
In all our regions, market conditions were slower than anticipated given high interest rates, lingering inflation and lower consumer confidence. During the quarter, our sales initiatives delivered volume gains in many product categories, offset by pricing pressures and negative mix. Though the commercial channel has lost some momentum as the year progressed, it continued to outperform residential.

In our markets, central banks are shifting from a restrictive policy to a more balanced approach to stimulate their economies, which should benefit our industry as consumer and business spending expands. We expect that recent interest rate cuts in the U.S., Europe and Latin America will strengthen housing markets and increase flooring sales next year.
We remain focused on managing the controllable aspects of our business to enhance our results. With gross margins under pressure from weaker industry demand, all of our businesses are implementing strategies to maximize volumes and plant utilization. To increase sales, we are launching innovative new products, marketing initiatives and promotional activities. We are enhancing productivity and exercising disciplined cost management in all aspects of the business. We are executing the restructuring initiatives that we announced last quarter, which are expected to yield more than $100 million of annualized savings. These actions include rationalizing inefficient assets, streamlining distribution, and reducing administrative costs. These projects will continue throughout next year to achieve our planned savings.
For the third quarter, the Global Ceramic Segment reported a 3.1% decline in net sales as reported, or a 2.2% decline on an adjusted basis, versus the prior year. The Segment’s operating margin was 7.9% as reported, or 8.6% on an adjusted basis. The Segment’s margins expanded due to increased productivity, while lower material and energy costs offset labor and freight inflation. We are enhancing our mix by leveraging industry-leading printing, polishing and rectifying technology to deliver collections with differentiated visuals. In addition to our restructuring projects, we are executing many cost containment initiatives, including product reformulations, process enhancements and improved administrative efficiencies. The U.S. Department of Commerce expects the preliminary anti-dumping decision relative to ceramic tile from India to be rendered in November 2024, with tariffs potentially retroactive to August 2024. In the U.S., we increased our builder partnerships by providing a complete product offering and superior service. Our quartz countertops are outperforming other work surfaces, and we will start up our new production next year. In Europe, our volumes exceeded the prior year, and product mix from advanced technologies and expanded participation in the commercial channel partially offset pricing pressures. We have announced targeted price increases in Mexico, and volume in Brazil has begun to strengthen.
During the third quarter, our Flooring Rest of the World Segment’s net sales decreased by 3.5% as reported, or 6.3% on an adjusted basis, versus the prior year. The Segment’s operating margin was 9.9% as reported, or 10.5% on an adjusted basis. This year, the Segment did not see its usual sales improvement in Europe after summer holidays due to continued weakness in the economy. In response to current conditions, we are reducing operational and administrative costs, simplifying SKU complexity and enhancing logistics operations. To optimize volumes, we executed promotional activities, which pressured both our pricing and mix, partially offset by lower input costs. In slowing markets, our insulation and panels businesses faced increased competition as new industry capacity came online, which impacted pricing. In Australia and New Zealand, we improved pricing and mix in our carpet collections, though volumes remained under pressure.
In the third quarter, our Flooring North America Segment’s sales increased 1.2% versus the prior year. The Segment’s operating margin was 7.5% as reported, or 9.1% on an adjusted basis. We believe we are outperforming the overall market, with sales and margins improving over the prior year and increased volume partially offsetting lower pricing and mix. We are retiring high-cost equipment and exiting underperforming product categories while investing in capital projects that have short paybacks. Sales of our LVT and laminate collections grew as consumers embraced our new products with enhanced performance features. We continue to deliver product innovation with a new resilient plank flooring technology that is environmentally friendly and provides greater stability and performance. Our commercial sales were led by our carpet tile collections that offer industry-leading sustainability and award-winning designs inspired by nature.
Global conflicts, political uncertainty and inflation are weighing on consumer confidence and discretionary spending around the world. Short-term macroeconomic conditions remain unpredictable, and we do not anticipate an industry improvement this year. Demand remains weak, and each of our product categories and markets faces unique economic situations. Our mix is impacted by consumers trading down and by new construction outpacing the higher value remodeling channels. We are responding to current conditions with sales and restructuring actions, operational improvements and cost containment initiatives to strengthen our business. We continue to pursue volume through innovative product introductions, marketing programs and promotional activity to leverage our fixed cost structure. In some products, we are seeing raw material inflation that will increase our costs in the fourth quarter. As we end the year, we expect to reduce our manufacturing levels to manage our inventory, increasing our unabsorbed overhead. We anticipate the recent U.S. hurricanes will negatively impact our fourth quarter sales by $25 to $40 million with offsetting benefits from rebuilding next year. Given these factors and the effect of seasonality, we anticipate our fourth quarter adjusted EPS to be between $1.77 and $1.87, excluding any restructuring or other one-time charges.
We remain confident in the fundamentals of our business and our strategy to improve our results. In 2025, we anticipate demand in all of our markets improving as interest rates decline and consumer spending in the category accelerates across the world. Elevated home equity levels will provide property owners with resources to renovate their residences. All of our regions require significant new home construction, and we have grown our participation in this channel. Commercial construction and remodeling should also expand as financing becomes more affordable and investment returns increase. As our markets recover, we will leverage the extensive improvement that we have implemented to maximize our sales and margins.”
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ABOUT MOHAWK INDUSTRIES
Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Eliane, Elizabeth, Feltex, Godfrey Hirst, Grupo Daltile, Karastan, Marazzi, Moduleo, Mohawk, Mohawk Group, Performance Accessories, Pergo, Quick-Step, Unilin and Vitromex. During the past two decades, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Europe, Malaysia, Mexico, New Zealand, Russia and the United States.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Management believes that these forward-looking statements are reasonable as and when made; however, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ from historical experience and our present expectations or projections: changes in economic or industry conditions; competition; inflation and deflation in freight, raw material prices and other input costs; inflation and deflation in consumer markets; currency fluctuations; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; identification and consummation of acquisitions on favorable terms, if at all; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform; product and other claims; litigation; geopolitical conflict; regulatory and political changes in the jurisdictions in which the Company does business; and other risks identified in Mohawk’s U.S. Securities and Exchange Commission (“SEC”) reports and public announcements.

Conference call Friday, October 25, 2024, at 11:00 AM Eastern Time
To participate in the conference call via the Internet, please visit http://ir.mohawkind.com/events/event-details/mohawk-industries-inc-3rd-quarter-2024-earnings-call. To participate in the conference call via telephone, register in advance at https://dpregister.com/sreg/10193716/fdbc8887b0 to receive a unique personal identification number. You can also dial 1-833-630-1962 (US/Canada) or 1-412-317-1843 (international) on the day of the call for operator assistance. For those unable to listen at the designated time, the call will remain available for replay through November 22, 2024, by dialing 1-877-344-7529 (US/Canada) or 1-412-317-0088 (international) and entering Conference ID #5581374. The call will be archived and available for replay under the “Investors” tab of mohawkind.com for one year.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended		Nine Months Ended
(In millions, except per share data)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023

Net sales	$2,719.0	2,766.1	8,199.7	8,522.8
Cost of sales	2,026.4	2,074.1	6,133.8	6,455.4
Gross profit	692.6	692.0	2,065.9	2,067.4
Selling, general and administrative expenses	480.3	549.6	1,493.0	1,646.2
Impairment of goodwill and indefinite-lived intangibles	—	876.1	—	876.1
Operating income (loss)	212.3	(733.7)	572.9	(454.9)
Interest expense	11.2	20.1	38.6	60.1
Other (income) and expense, net	(0.7)	(8.5)	(0.2)	(6.9)
Earnings (loss) before income taxes	201.8	(745.3)	534.5	(508.1)
Income tax expense	39.8	15.0	109.9	70.7
Net earnings (loss) including noncontrolling interests	162.0	(760.3)	424.6	(578.8)
Net earnings attributable to noncontrolling interests	—	0.1	0.1	0.2
Net earnings (loss) attributable to Mohawk Industries, Inc.	$162.0	(760.4)	424.5	(579.0)

Basic earnings (loss) per share attributable to Mohawk Industries, Inc.	$2.57	(11.94)	6.69	(9.10)
Weighted-average common shares outstanding - basic	63.1	63.7	63.5	63.6

Diluted earnings (loss) per share attributable to Mohawk Industries, Inc.	$2.55	(11.94)	6.66	(9.10)
Weighted-average common shares outstanding - diluted	63.4	63.7	63.8	63.6

Other Financial Information
	Three Months Ended		Nine Months Ended
(In millions)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net cash provided by operating activities	$319.6	512.0	736.9	1,032.9
Less: Capital expenditures	115.4	127.4	293.6	372.6
Free cash flow	$204.2	384.6	443.3	660.3

Depreciation and amortization	$156.2	149.6	481.9	476.1

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)	September 28, 2024	September 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$424.0	518.5
Receivables, net	2,043.4	1,943.1
Inventories	2,612.1	2,519.7
Prepaid expenses and other current assets	541.9	523.0
Total current assets	5,621.4	5,504.3
Property, plant and equipment, net	4,750.5	4,788.8
Right of use operating lease assets	392.4	404.5
Goodwill	1,168.6	1,125.4
Intangible assets, net	850.7	854.4
Deferred income taxes and other non-current assets	529.6	461.1
Total assets	$13,313.2	13,138.5
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$465.3	922.7
Accounts payable and accrued expenses	2,194.1	2,159.5
Current operating lease liabilities	111.6	106.4
Total current liabilities	2,771.0	3,188.6
Long-term debt, less current portion	1,716.4	1,675.6
Non-current operating lease liabilities	298.0	315.0
Deferred income taxes and other long-term liabilities	672.1	687.9
Total liabilities	5,457.5	5,867.1
Total stockholders' equity	7,855.7	7,271.4
Total liabilities and stockholders' equity	$13,313.2	13,138.5

Segment Information
	Three Months Ended		As of or for the Nine Months Ended
(In millions)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023

Net sales:
Global Ceramic	$1,058.0	1,091.7	3,218.4	3,306.4
Flooring NA	974.0	962.2	2,832.7	2,917.3
Flooring ROW	687.0	712.2	2,148.6	2,299.1
Consolidated net sales	$2,719.0	2,766.1	8,199.7	8,522.8

Operating income (loss):
Global Ceramic	$83.4	(355.2)	215.3	(207.9)
Flooring NA	73.0	(167.0)	196.3	(131.8)
Flooring ROW	67.8	(159.6)	204.3	2.6
Corporate and intersegment eliminations	(11.9)	(51.9)	(43.0)	(117.8)
Consolidated operating income (loss)	$212.3	(733.7)	572.9	(454.9)

Assets:
Global Ceramic			$4,892.7	4,905.9
Flooring NA			3,958.9	3,911.7
Flooring ROW			4,020.7	3,857.6
Corporate and intersegment eliminations			440.9	463.3
Consolidated assets			$13,313.2	13,138.5

Reconciliation of Net Earnings (Loss) Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.
	Three Months Ended		Nine Months Ended
(In millions, except per share data)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net earnings (loss) attributable to Mohawk Industries, Inc.	$162.0	(760.4)	424.5	(579.0)
Adjusting items:
Restructuring, acquisition and integration-related and other costs	19.5	47.0	68.8	120.7
Software implementation cost write-off	7.8	—	7.8	—
Inventory step-up from purchase accounting	—	(0.1)	—	4.5
Impairment of goodwill and indefinite-lived intangibles	—	876.1	—	876.1
Legal settlements, reserves and fees	0.7	43.4	10.8	92.4
Adjustments of indemnification asset	(0.4)	(1.9)	1.8	(2.9)
Income taxes - adjustments of uncertain tax position	0.4	1.9	(1.8)	2.9
Income taxes - impairment of goodwill and indefinite-lived intangibles	—	(12.8)	—	(12.8)
Income tax effect of foreign tax regulation change	2.9	—	2.9	—
Income tax effect of adjusting items	(8.9)	(19.5)	(20.5)	(40.2)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$184.0	173.7	494.3	461.7

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$2.90	2.72	7.75	7.23
Weighted-average common shares outstanding - diluted	63.4	63.9	63.8	63.9

Reconciliation of Total Debt to Net Debt
(In millions)	September 28, 2024
Short-term debt and current portion of long-term debt	$465.3
Long-term debt, less current portion	1,716.4
Total debt	2,181.7
Less: Cash and cash equivalents	424.0
Net debt	$1,757.7

Reconciliation of Net Earnings to Adjusted EBITDA
					Trailing Twelve
	Three Months Ended				Months Ended
(In millions)	December 31, 2023	March 30, 2024	June 29, 2024	September 28, 2024	September 28, 2024
Net earnings including noncontrolling interests	$139.4	105.0	157.5	162.0	563.9
Interest expense	17.4	14.9	12.6	11.2	56.1
Income tax expense	14.2	27.8	42.3	39.8	124.1
Net (earnings) loss attributable to noncontrolling interests	0.1	—	(0.1)	—	—
Depreciation and amortization(1)	154.2	154.2	171.5	156.2	636.1
EBITDA	325.3	301.9	383.8	369.2	1,380.2
Restructuring, acquisition and integration-related and other costs	6.0	5.4	20.9	15.1	47.4
Software implementation cost write-off	—	—	—	7.8	7.8
Impairment of goodwill and indefinite-lived intangibles	1.6	—	—	—	1.6
Legal settlements, reserves and fees	(4.7)	8.8	1.3	0.7	6.1
Adjustments of indemnification asset	(0.1)	2.4	(0.2)	(0.4)	1.7
Adjusted EBITDA	$328.1	318.5	405.8	392.4	1,444.8

Net debt to adjusted EBITDA					1.2
(1)Includes accelerated depreciation of $2.6 for Q4 2023, $2.4 for Q1 2024, $20.5 for Q2 2024 and $4.4 for Q3 2024.

Reconciliation of Net Sales to Adjusted Net Sales
	Three Months Ended	Nine Months Ended
(In millions)	September 28, 2024	September 28, 2024
Mohawk Consolidated
Net sales	$2,719.0	8,199.7
Adjustment for constant shipping days	(13.9)	(5.8)
Adjustment for constant exchange rates	4.2	33.6
Adjustment for acquisition volume	—	(47.8)
Adjusted net sales	$2,709.3	8,179.7

Three Months Ended
September 28, 2024
Global Ceramic
Net sales	$1,058.0
Adjustment for constant shipping days	(3.3)
Adjustment for constant exchange rates	13.3
Adjusted net sales	$1,068.0

Flooring ROW
Net sales	$687.0
Adjustment for constant shipping days	(10.6)
Adjustment for constant exchange rates	(9.1)
Adjusted net sales	$667.3

Reconciliation of Gross Profit to Adjusted Gross Profit
	Three Months Ended
(In millions)	September 28, 2024	September 30, 2023
Gross Profit	$692.6	692.0
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	16.4	42.6
Software implementation cost write-off	2.3	—
Inventory step-up from purchase accounting	—	(0.1)
Adjusted gross profit	$711.3	734.5

Adjusted gross profit as a percent of net sales	26.2%	26.6%

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
	Three Months Ended
(In millions)	September 28, 2024	September 30, 2023
Selling, general and administrative expenses	$480.3	549.6
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(3.1)	(4.4)
Software implementation cost write-off	(5.5)	—
Legal settlements, reserves and fees	(0.7)	(43.4)
Adjusted selling, general and administrative expenses	$471.0	501.8

Adjusted selling, general and administrative expenses as a percent of net sales	17.3%	18.1%

Reconciliation of Operating Income (Loss) to Adjusted Operating Income
	Three Months Ended
(In millions)	September 28, 2024	September 30, 2023
Mohawk Consolidated
Operating income (loss)	$212.3	(733.7)
Adjustments to operating income (loss):
Restructuring, acquisition and integration-related and other costs	19.5	47.0
Software implementation cost write-off	7.8	—
Inventory step-up from purchase accounting	—	(0.1)
Impairment of goodwill and indefinite-lived intangibles	—	876.1
Legal settlements, reserves and fees	0.7	43.4
Adjusted operating income	$240.3	232.7

Adjusted operating income as a percent of net sales	8.8%	8.4%

Global Ceramic
Operating income (loss)	$83.4	(355.2)
Adjustments to segment operating income (loss):
Restructuring, acquisition and integration-related and other costs	7.4	17.7
Impairment of goodwill and indefinite-lived intangibles	—	425.2
Inventory step-up from purchase accounting	—	(0.1)
Adjusted segment operating income	$90.8	87.6

Adjusted segment operating income as a percent of net sales	8.6%	8.0%

Flooring NA
Operating income (loss)	$73.0	(167.0)
Adjustments to segment operating income (loss):
Restructuring, acquisition and integration-related and other costs	8.1	27.3
Software implementation cost write-off	7.8	—
Legal settlements, reserves and fees	—	1.5
Impairment of goodwill and indefinite-lived intangibles	—	215.8
Adjusted segment operating income	$88.9	77.6

Adjusted segment operating income as a percent of net sales	9.1%	8.1%

Flooring ROW
Operating income (loss)	$67.8	(159.6)
Adjustments to segment operating income (loss):
Restructuring, acquisition and integration-related and other costs	4.0	1.8
Impairment of goodwill and indefinite-lived intangibles	$—	235.1
Adjusted segment operating income	$71.8	77.3

Adjusted segment operating income as a percent of net sales	10.5%	10.9%

Corporate and intersegment eliminations
Operating (loss)	$(11.9)	(51.9)
Adjustments to segment operating (loss):
Restructuring, acquisition and integration-related and other costs	—	0.2
Legal settlements, reserves and fees	0.7	41.9
Adjusted segment operating (loss)	$(11.2)	(9.8)

Reconciliation of Earnings (Loss) Before Income Taxes to Adjusted Earnings Before Income Taxes
	Three Months Ended
(In millions)	September 28, 2024	September 30, 2023
Earnings (loss) before income taxes	$201.8	(745.3)
Net earnings attributable to noncontrolling interests	—	(0.1)
Adjustments to earnings (loss) including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related and other costs	19.5	47.0
Software implementation cost write-off	7.8	—
Inventory step-up from purchase accounting	—	(0.1)
Impairment of goodwill and indefinite-lived intangibles	—	876.1
Legal settlements, reserves and fees	0.7	43.4
Adjustments of indemnification asset	(0.4)	(1.9)
Adjusted earnings before income taxes	$229.4	219.1

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	Three Months Ended
(In millions)	September 28, 2024	September 30, 2023
Income tax expense	$39.8	15.0
Adjustments to income tax expense:
Income taxes - adjustments of uncertain tax position	(0.4)	(1.9)
Income tax effect on impairment of goodwill and indefinite-lived intangibles	—	12.8
Income tax effect of foreign tax regulation change	(2.9)	—
Income tax effect of adjusting items	8.9	19.5
Adjusted income tax expense	$45.4	45.4

Adjusted income tax rate	19.8%	20.7%

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies. The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.
The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation; more or fewer shipping days in a period and the impact of acquisitions.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company's core operating performance. Items excluded from the Company's non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, legal settlements, reserves and fees, impairment of goodwill and indefinite-lived intangibles, acquisition purchase accounting, including inventory step-up from purchase accounting, adjustments of indemnification asset, adjustments of uncertain tax position and European tax restructuring.